Exhibit 99.1

News Release	Corporate Communications	Phone: 952-351-3087
	7480 Flying Cloud Drive	Fax: 952-351-3009
Minneapolis, MN 55344

For Immediate Release

Media Contact:	Investor Contact:

Bryce Hallowell	Jeff Huebschen
Phone: 952-351-3087	Phone: 952-351-2929
E-mail: bryce.hallowell@atk.com	E-mail: jeff.huebschen@atk.com

ATK Names Tig H. Krekel to Board of Directors

Minneapolis, March 1, 2010 —Alliant Techsystems (NYSE: ATK) announced today that Tig H. Krekel has been elected as an independent director to the company’s board of directors, effective March 1, 2010.

“Tig brings impressive credentials and a significant breadth of operational and senior leadership experience to ATK’s Board of Directors,” said Chairman Ron Fogleman.  “His background in aerospace, defense, and finance will provide a valuable perspective as the company expands its market presence both domestically and internationally.”

Mr. Krekel is the Vice Chairman and a partner of J.F. Lehman & Company, a New York private-equity investment bank.  He joined the firm in 2001.  Prior to J.F. Lehman, Mr. Krekel served as President and Chief Executive Officer of Hughes Space and Communications and President of Boeing Satellite Systems, the world’s largest manufacturer of commercial and military communications satellites. Before joining Hughes in 1999, Mr. Krekel was the President and Chief Executive Officer of the Aerospace Equipment Systems group of AlliedSignal (now Honeywell), which served the commercial transport, regional airline, general aviation, military and space markets. Mr. Krekel also served in senior executive positions at Decair Corporation, an aviation/aerospace holding company, Poloron Products, a diversified manufacturing concern and Jet America, a domestic and international air carrier.

Mr. Krekel spent five years as a Naval Officer holding various assignments including nuclear engineering duty on the aircraft carrier USS Enterprise, and aide in the office of the Chief of Naval Operations at the Pentagon. Mr. Krekel graduated from the U.S. Naval Academy with a B.S. in

Mechanical Engineering, from the U.S. Naval Nuclear Power School as a licensed Nuclear Engineer and earned an M.B.A. from the Stanford Graduate School of Business.  He holds an Airline Transport Pilot’s license and has more than 3,000 hours of flight time in jet and rotary-wing aircraft.

He is Chairman of the Board of the Defense Venture Group (“DVG”), a director of Atlantic Marine and Drew Marine, a principal at the Hudson Group, and a National Trustee of the Boys & Girls Clubs of America.

ATK is a premier aerospace and defense company with more than 18,000 employees in 22 states, Puerto Rico and internationally, and revenues of approximately $4.8 billion.  News and information can be found on the Internet at www.atk.com.

#          #          #